Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members of
800 Cottontail, LLC

We have audited the accompanying balance sheet of 800 Cottontail, LLC (the “Company") as of December 31, 2016, and the related statements of income, members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 800 Cottontail, LLC as of December 31, 2016, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP

New York, New York
May 9, 2017

800 Cottontail, LLC
(a Delaware limited liability company)
Balance Sheet
Year Ended December 31, 2016
Assets
Real Estate, at Cost:
Land	$3,375,000
Building and Improvements and Tenant Improvements, including Construction
in Progress of $1,831,710	156,785,017
Furniture, Fixtures and Equipment	1,456,687
161,616,704
Less: Accumulated Depreciation	(24,402,466)
137,214,238
Cash and Cash Equivalents	7,692,417
Tenant Accounts Receivable	2,821,684
Deferred Rent Receivable	10,626,213
Deferred Leasing Costs, net of Accumulated Amortization of $860,723	3,784,859
Due from Affiliates	6,723,301
Prepaid Expenses and Other Assets	843,623
$169,706,335
Liabilities and Members' Equity
Liabilities:
Mortgage Loan Payable, net of Unamortized Debt Issuance Costs of $451,444	$129,548,557
Accounts Payable and Accrued Expenses	3,990,150
Deferred Revenue	1,082,740
Total Liabilities	134,621,447
Commitments and Contingencies
Members' Equity	35,084,888
$169,706,335

800 Cottontail, LLC
(a Delaware limited liability company)
Statement of Income
Year Ended December 31, 2016
Revenue:
Rental Income, including straight-line rent adjustment of $3,168,463	$26,208,720
Utility and Other Reimbursements	3,798,164
Other Income	45,968
30,052,852
Expenses:
Operating Expenses	7,474,020
Real Estate Taxes	1,484,121
Depreciation	6,410,856
Amortization	412,964
15,781,961
Operating Income	14,270,891
Interest Expense, including amortization of deferred financing costs
of $142,831	(3,891,843)
Net Income	$10,379,048
See notes to Financial Statements.

800 Cottontail, LLC
(a Delaware limited liability company)
Statement of Members' Equity
	Sentinel Properties Franklin, LLC	Russo- Somerset, LLC	Total
Balance, December 31, 2015	$31,190,716	$3,515,124	$34,705,840
Distributions	(8,596,491)	(1,403,509)	(10,000,000)
Net Income	8,922,339	1,456,709	10,379,048
Balance, December 31, 2016	$31,516,564	$3,568,324	$35,084,888
See notes to Financial Statements.

800 Cottontail, LLC
(a Delaware limited liability company)
Statement of Cash Flows
Year Ended December 31, 2016
Cash Flows From Operating Activities
Net Income	$10,379,048
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	6,966,649
Changes in Operating Assets and Liabilities:
Tenant Accounts Receivable	(965,835)
Deferred Rent Receivable	(3,168,463)
Prepaid Expenses and Other Assets	(72,258)
Accounts Payable and Accrued Expenses	1,602,090
Due from Affiliate	(2,668,725)
Deferred Revenue	(47,838)
Deferred Leasing Costs	(1,555,847)
Net Cash Provided by Operating Activities	10,468,821
Cash Flows From Investing Activities
Building Improvements	(7,513,715)
Due From Affiliate	(1,453,504)
Net Cash Used in Investing Activities	(8,967,219)
Cash Flows From Financing Activities
Proceeds from Mortgage Loan Payable	10,000,000
Members' Distributions	(10,000,000)
Net Cash Provided by Financing Activities	—
Net Increase in Cash and Cash Equivalents	1,501,602
Cash and Cash Equivalents, Beginning of Year	6,190,815
Cash and Cash Equivalents, End of Year	$7,692,417
Supplemental Disclosure of Cash Flow Information:
Interest Paid, Including Capitalized Interest of $141,982	$3,774,481
Non-Cash Investing Activities:
Accrued Costs for Construction in Progress	$1,442,511
Capitalized Amortization of Deferred Financing Costs	$5,444
See notes to Financial Statements.

NOTE A - FORMATION AND BUSINESS

800 Cottontail, LLC (the "Company") is a Delaware limited liability company functioning as the single-purpose ownership entity for 800 Cottontail Lane in Somerset, NJ. Its operations consist of a large-scale data center development approximating 22.5 acres (the "Property") operated under the "Sentinel Data Centers" brand and referred to specifically as "Sentinel NJ-1". Sentinel Data Centers is engaged in the business of ownership, acquisition, construction and management of strategically located data centers such as Sentinel NJ-1 in growing data center markets, primarily in the Eastern United States. Data centers are highly specialized and secure buildings designed to provide the power, cooling and network access necessary to efficiently and reliably house mission-critical technology hardware, including servers, storage devices, switches, routers and fiber optic transmission equipment.

The Company's members are Sentinel Properties Franklin, LLC (the managing member) and Russo-Somerset, LLC. Allocations of profits and losses, and contributions and distributions are made in accordance with the provisions of the Company's operating agreement. See Note F with respect to 2016 distributions.
NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]	Basis of presentation:

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").

[2]	Use of estimates:
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year end and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates primarily relate to the estimated useful life of fixed assets, the collectability of tenant receivables and commitments and contingencies. Management believes these estimates and assumptions are reasonable based upon information available at the time they were made. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

[3]	Fair value measurements:
Disclosures of estimated fair value were determined by management, using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.
The methodologies used for valuing such instruments have been categorized into three broad levels as follows:

Level 1 - Quoted prices in active markets for identical instruments.

Level 2 - Valuations based principally on other observable market parameters, including:

•	Quoted prices in active markets for similar instruments,

•	Quoted prices in less active or inactive markets for identical or similar instruments,

•	Other observable inputs (such as interest rates, yield curves, volatilities, loss severities, credit risks and default rates), and

•	Market corroborated inputs (derived principally from or corroborated by observable market data).

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[3]	Fair value measurements: (continued)

Level 3 - Valuations based significantly on unobservable inputs.

•
Valuations based on third-party indications, broker quotes or counterparty quotes which were, in turn, based significantly on unobservable inputs or were otherwise not supportable as Level 2 valuations.

•	Valuations based on internal models with significant unobservable inputs.

These levels form a hierarchy. The Company follows this hierarchy for its financial instruments' disclosures of fair value on a recurring basis. The classifications are based on the lowest level of input that is significant to the fair market measurement.

[4]	Revenue recognition:

All leases are classified as operating leases and rents are recognized on a straight-line basis over the term of the lease. Rental revenue recognition commences when the tenant takes possession or controls the physical use of the leased space. The excess of rents recognized over amounts contractually due pursuant to the underlying lease are included in deferred rent receivable on the accompanying balance sheet. Contractually due but unpaid rents are included in tenant receivables on the accompanying balance sheet. In addition to base rent, tenants are generally sub-metered for utilities and other items, for which they reimburse the Company. Rents received in advance of their contractual due dates are recorded as deferred revenue and recognized as rental income when earned.

The Company utilizes the reserve method of accounting for doubtful accounts and evaluates the collectability of its receivables based upon various factors, including the financial condition and payment history of its tenants. Management has determined that all receivables at December 31, 2016 are fully collectible.

[5]	Real estate and construction in progress:

Real estate is stated at cost, less accumulated depreciation. Costs directly related to the acquisition and redevelopment of the Property, including pre-development, construction, interest, real estate taxes and certain indirect costs incurred during the development period, are capitalized. Capitalization ceases when a project or a portion thereof becomes operational, or when construction is postponed.

Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives. Fully depreciated assets are removed from the accounts.

The Property is depreciated using the straight-line method over the estimated useful lives of the assets. Estimated lives are as follows:

Category	Period of useful life
Building	39 years
Building improvements	Lesser of 39 years or estimated useful life (10-39 yrs.)
Tenant improvements	Lesser of remaining term of lease or
estimated useful life (5-15 yrs.)
Furniture, fixtures and equipment	3 to 7 years

Depreciation expense for the year ended December 31, 2016 was $6,410,856.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[5]	Real estate and construction in progress: (continued)

On a periodic basis, management assesses whether there are any indicators that the value of the real estate property may be impaired. A property's value is impaired if the estimated aggregate future cash flows (undiscounted) to be generated by the Property are less than the carrying value of the Property. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the Property over the fair value of the Property, with fair value typically based on a discounted cash flow analysis or an income capitalization model. Management has determined that there were no indications of impairment for the year ended December 31, 2016.

[6]	Deferred costs:

Deferred financing costs consist of fees and costs incurred to obtain construction financing. Such costs are being amortized on the straight-line basis (which approximates the effective interest method) over the term of the loan payable. Such amortization is either being capitalized to construction in progress in the same proportion as interest expense or is expensed and included with interest expense in the accompanying statement of operations.

Deferred leasing costs consist primarily of commissions, legal fees, and other direct costs incurred to procure or renew tenant operating leases for rental space at the Property. Such costs are being amortized on the straight-line basis over the initial lease term or renewal period as appropriate. Upon early termination of a lease, unamortized leasing costs are written off and included in amortization expense.

[7]	Income taxes:

For income tax purposes, the Company is treated as a partnership. As such, the Company is not subject to federal, state or local income taxes, and accordingly, income taxes have not been provided for in the accompanying financial statements. However, the members are required to include their allocable share of the Company's income, deductions, gains, losses and credits on their respective individual tax returns.

GAAP requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company's tax returns to determine whether the tax positions are more likely than not of being sustained upon examination by the applicable tax authority, based on the technical merits of the tax position, and then recognizing the tax benefit that is more likely than not to be realized. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded either as an expense or as a deemed distribution in the current reporting period. The Company's management has evaluated whether there are any uncertain tax positions and has determined that there are none that would materially impact the financial position or results of operations of the Company. Management's conclusion may be subject to adjustment at a later date based on factors including its ongoing analysis of tax laws, regulations and related interpretations.

[8]	Concentration of credit risk:

The Company maintains balances at various banks which at times exceed the Federal Deposit Insurance Corporation limit of $250,000.

[9]	Debt issuance costs:

Effective January 1, 2016, the Company adopted Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The new guidance was applied on a retrospective basis to all periods presented. Prior to the

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

adoption of ASU 2015-03, the Company presented debt issuance costs in the balance sheet as a deferred charge.

As a result of adopting ASU 2015-03 on a retrospective basis, the following opening balances were adjusted:

As of January 1, 2016

	As originally recorded	As adjusted
Debt issuance costs, net	$599,719	$—
Long-term debt	120,000,000	119,400,281

[10]	Cash equivalents:

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

[11]	Subsequent events:

Management has evaluated subsequent events through May 9, 2017, the date these financial statements were available for issuance.

NOTE C - MORTGAGE LOAN PAYABLE

On December 29, 2014, the Company refinanced its existing $90,000,000 loan facility (obtained in January 2011) with its current mortgage lender and obtained additional financing for a maximum amount equal to the lesser of (i)
$180,000,000 or (ii) such amount that yields a maximum as stabilized loan to value ratio of 55% as determined by a third-party appraisal as specified in the governing documents. The loan facility shall be funded over three tranches as follows:

1)The phase IIIA tranche of $120,000,000, which was funded at closing of the refinance, was used to pay off the then existing loan balance of $83,300,535 and distribute up to $20,000,000 to the Company's members, with the remainder to be used for improvements to the Property. As of December 31, 2016, the entire tranche was drawn down.

2)The phase IIIB tranche is equal to the lesser of i) $30,000,000 or ii) such amount that yields a maximum as- complete loan (commitment through phase IIIB tranche) to value ratio of 55% as determined by an appraisal at the time of the proposed draw down (see above). Advances of this tranche will commence when the Company provides to the lender various construction related documents and items. As of December 31, 2016, the Company drew upon $10 million of this tranche.

3)The phase IIIC tranche is equal to the lesser of i) $30,000,000 or ii) such amount that yields a maximum As- Stabilized loan (commitment through phase IIIC tranche) to value ratio of 55% as determined by an appraisal at the time of the proposed draw down as determined and provided for in the financing documents (see above). Advances of this tranche will commence when the Company, among other things, provides evidence of compliance of certain financial covenants, provides a list of tenant allowance payments and the Company enters into an interest rate protection agreement.

Borrowings under the loan facility bear interest at a floating rate and are calculated at the Company's option based on the one-month LIBOR plus the applicable margin of 250, 285, and 300 basis points for each of the phase III A, B, and C tranches, respectively, or the base rate (as defined in the loan agreement) plus the applicable margin of 75, 110, and 125 basis points for each of the phase III A, B, and C tranches, respectively.

NOTE C - MORTGAGE LOAN PAYABLE (CONTINUED)

The interest rate of the Phase IIIA tranche and Phase IIIB tranche at December 31, 2016 was 3.22% and 3.57%, respectively, based on the Company's election of the one-month LIBOR plus the applicable margin. The loan matures on December 29, 2019, at which time the outstanding balance including accrued interest is due (See Note J).

In accordance with the loan agreement as amended, the Company entered into an interest rate protection agreement to mitigate the Company's existing or anticipated exposure to unfavorable interest rate changes. The fair value of such instrument at December 31, 2016 was immaterial.

Payment shall be payable based upon the following amortization schedule:

Year	Rate
1- 3	Interest only
4- 5	Amortization based upon a 25-year term and an interest rate equal to the applicable rate as of the loan's third anniversary

Approximate principal amortization through maturity of amounts outstanding at December 31, 2016 is as follows:

Year Ending December 31,
2018	$3,360,628
2019	126,639,372
$130,000,000

Sentinel Properties-Franklin LLC (a member of the Company) has provided the lender with a completion guarantee related to certain improvements of the Property, as specified in the agreement.

NOTE D - TENANT LEASES

The Company is the lessor to various tenants under operating leases expiring through December 2027. Expected future minimum rents to be received over the next five years and thereafter from leases are approximately as follows:

Year Ending December 31,		Related Party Amount Included
2017	$26,577,000	$2,749,000
2018	28,341,000	2,831,000
2019	28,408,000	2,916,000
2020	27,522,000	3,004,000
2021	26,257,000	3,094,000
Thereafter	113,514,000	20,612,000
	$250,619,000	$35,206,000

NOTE E - CONCENTRATIONS OF REVENUE

At December 31, 2016, there were three tenants of the Property whose rents (exclusive of straight-line rent adjustments) individually exceeded 10% of and collectively accounted for approximately 65.9% of, total annual base rents.

NOTE F - MEMBERS' EQUITY AND DISTRIBUTIONS

The liability of the members is limited to the amount of equity contributions required to be made by each member.

The Company has two authorized classes of membership interests, common units and preferred units. Common units have voting rights as well as rights with respect to profits and losses and distributions from the Company.

Preferred units have no voting rights, but have rights with respect to distributions from the Company. As of December 31, 2016, no preferred units have been issued.

In June 2016, the Company distributed $10,000,000 to its members in accordance with the Company's operating agreement.

NOTE G - RELATED PARTY TRANSACTIONS

The Company reimburses an affiliate (Sentinel Critical Operations LLC "SCO") for all payroll and related costs and benefits for on-site and other employees. For the year ended December 31, 2016, such costs aggregated approximately $3,366,000.

In January 2011, the Company entered into an agreement with SCO for management of the data center. The agreement provides for a monthly fee of $10,000 as well as operations and development expenses, as defined. The agreement is terminable by the Company upon at least 60 days' prior written notice and is terminable by either party without notice for cause. For the year ended December 31, 2016, management fees aggregated $120,000 and are included in operating expenses in the accompanying statement of operations.

As of December 31, 2016, the Company had outstanding advances to SCO of approximately $3,402,000. Such advances are due on demand and are non-interest bearing.

In October 2015, the Company entered into a lease agreement with Sentinel NC-1, LLC ("NC-1"), an affiliate operating a data center in Durham, North Carolina. The parties entered into the lease in order to both preserve the rental stream (to the Company) of an existing tenant of the Company who vacated a portion of its leased space at Sentinel NJ-1 and to induce the tenant to enter into a lease agreement with NC-1. NC-1 has the right to sublease the space it leased from the Company subject to the terms and conditions provided for in the lease, which lease terminates in 2027. Rental income from NC-1 for 2016 was $2,668,725, all of which was unpaid and is included in due from affiliates on balance sheet.

NOTE H - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosures of estimated fair value were determined by management using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents, tenant receivables, prepaid expenses and other assets, accounts payable and accrued expenses, and deferred revenue are carried at amounts which reasonably approximate their fair values due to their short maturities.

The fair value of the Company's mortgage loan payable is estimated based on discounting future cash flows at interest rates that management believes reflect the risks associated with a mortgage loan payable of similar risk and duration. At December 31, 2016, the estimated aggregate fair value of the Company's mortgage loan payable, based on Level 3 inputs, approximates its carrying value.

Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 2016. Although management is not aware of any factors that would significantly affect the fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements such that current estimates of fair value may differ significantly from the amounts presented herein.

NOTE I - COMMITMENTS AND CONTINGENCIES

In October 2009, the Company entered into a construction management agreement with an unrelated party in connection with the redevelopment of Sentinel NJ-1. In accordance with the agreement, the construction manager ("CM") is to earn a fee of 1.75% of all project costs incurred by the Company, as well as the cost of approved construction management personnel. The agreement is terminable by either party in certain instances as provided for in the agreement. For the year ended December 31, 2016, the Company incurred construction management fees of $88,980, which have been capitalized and included in construction in progress or building improvements, accordingly.

The CM also acts as the general contractor for the redevelopment of Sentinel NJ-1. Through December 31, 2016, the Company incurred general construction costs to the CM approximating $134.6 million (included in building and improvements on the balance sheet). Approximately $1,221,000 remains to be incurred to complete the current phase of construction

NOTE J - SUBSEQUENT EVENTS

On February 28, 2017, the Company was sold to a public company. Proceeds from the sale were used, among other things, to repay the mortgage loan payable (and associated interest). In addition, on such date the purchaser amended the articles of organization to change the name of the company to CyrusOne-NJ, LLC.